Exhibit 4.1

SECOND AMENDMENT

TO THE RIGHTS AGREEMENT

This SECOND AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is entered into this 13th day of December 2022, between Nam Tai Property Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agents (the “Rights Agent”), and amends that certain Rights Agreement, dated as of December 13, 2021, between the Company and Rights Agent, as amended by the Amendment to Rights Agreement, dated as of January 12, 2022 (as amended, the “Rights Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, pursuant to Article V, Section 5.4 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights prior to the Flip-in Date in accordance with the terms of such Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interest of the Company to (i) amend the definition of “Acquiring Person” in Article I, Section 1.1 of the Rights Agreement, (ii) amend the definition of “Expiration Time” in Article I, Section 1.1 of the Rights Agreement and (iii) amend Article V, Section 5.1(c) of the Rights Agreement, in each case in accordance with Article V, Section 5.4 thereof, and to make certain related amendments.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.

Amendment to Article I, Section 1.1; Definition of “Acquiring Person”. The definition of “Acquiring Person” set forth in Article I, Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of more than 10% of the issued Shares at any time after the first public announcement of this Agreement; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of more than 10% of the issued Shares at the time of the first public announcement of the adoption of this Agreement, who has disclosed the full extent of such Beneficial Ownership of Shares on Schedule 13D under the Exchange Act (as hereinafter defined) and the rules and regulations thereunder and in accordance with any other applicable law, rule or regulation as such disclosure is in effect at the time of the first public announcement of the adoption of this Agreement, and who continuously thereafter is the Beneficial Owner of more than 10% of the issued Shares, until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of one or more additional Shares, (ii) who is an Exempt Person, (iii) who becomes the Beneficial Owner of more than 10% of the issued Shares after the time of the first public announcement of this Agreement solely as a result of (A) an acquisition by the Company of Shares, until such time after the public announcement by the Company of such repurchases as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of one or more additional Shares while such Person is or as a result of which such Person becomes the Beneficial Owner of more than 10% of the issued Shares, (B) the occurrence of a Flip-in Date which has not resulted from the acquisition of Beneficial Ownership of Shares by such Person or any of such Person’s Affiliates or Associates or (iv) who becomes the Beneficial Owner of more than 10% of the issued Shares but who acquired Beneficial Ownership of Shares without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient Shares (or securities convertible into, exchangeable into or exercisable for Shares or otherwise deemed to be Beneficially Owned by such Person) so that such Person ceases to be the Beneficial Owner of more than 10% of the issued Shares. In addition, the Company, any Subsidiary of the Company and any employee share ownership plan or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. Notwithstanding the foregoing, any Person who was not required to file a Schedule 13D as of the time of the public announcement of this Agreement or who has acquired one or more additional Shares since the date of its last filing on Schedule 13D, so that it does not fit within the exemption in clause (i) of this definition, shall not be an Acquiring Person if the failure to make an initial or amended filing was not in violation of Rules 13d-1 or 13d-2 and such Person promptly divests or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), (x) the number of Shares which were acquired since the last filing by such Person and prior to the public announcement of the adoption of this Agreement with respect to Persons who have a Schedule 13D on file and (y) the number of Shares which result in Beneficial Ownership of more than 10% of the issued Shares with respect to Persons who have not made an initial Schedule 13D filing, and the Board of Directors, in the Board of Directors’ sole discretion, may determine to exempt any such Person from the requirement in this sentence to divest shares. In addition, Deutsche Bank AG, Hong Kong Branch which owns Shares as described by the receivers acting on its behalf (appointed pursuant to the Deed of Appointment of Receivers dated December 3, 2021) to the interim Chief Financial Officer of the Company on December 7, 2021 shall not be an Acquiring Person with respect to the ownership of the Shares position described to the Company until such time after the public announcement of the adoption of this Agreement as such entity becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of one or more additional Shares while such entity is the Beneficial Owner of more than 10% of the issued Shares.”

2.

Amendment to Article I, Section 1.1, Definition of “Expiration Time”. The definition of “Expiration Time” set forth in Article I, Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on December 13, 2023, unless, for purposes of this clause (iii), extended by action of the Board of Directors (in which case the applicable time shall be the time to which it has been so extended) and (iv) immediately prior to the effective time of a consolidation, merger, scheme of arrangement or statutory share exchange that does not constitute a Flip-over Transaction or Event in which the Shares are cancelled or converted into, or into the right to receive, another security, cash or other consideration.”

3.	Amendment to Article V, Section 5.1(c). Article V, Section 5.1(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“If the Company, not earlier than 60 Business Days nor later than 80 Business Days following the commencement of a Qualified Offer within the meaning of Rule 14d-2(a) under the Exchange Act if such rule were applicable, which has not been terminated prior thereto and which continues to be a Qualified Offer, receives a written notice complying with the terms of this Section 5.1(c) (the “Special Meeting Notice”) that is properly executed by one or more Eligible Shareholders, directing the Board of Directors to submit to a vote of shareholders at a meeting of the shareholders of the Company that is not a general meeting (a “Special Meeting”) a resolution authorizing the redemption of all, but not less than all, of the then issued Rights at the Redemption Price (the “Redemption Resolution”), then the Board of Directors shall take such actions as are necessary or desirable to cause the Redemption Resolution to be so submitted to a vote of shareholders by including a proposal relating to adoption of the Redemption Resolution in the proxy materials of the Company for the Special Meeting; provided, however, that in any 12-month period the Company shall not be required to submit more than one Redemption Resolution to a vote of shareholders with respect to Qualified Offers from any given potential Acquiring Person (including any Affiliates or Associates). For purposes of a Special Meeting Notice, (1) “Eligible Shareholders” shall mean one or more shareholders of record (or their duly authorized proxy) that Beneficially Own, continuously for at least three (3) years, at least 30% of the Shares of the Company then issued (other than Shares held by the offeror or its Affiliates and Associates) and (2) the record date for determining Eligible Shareholders shall be the 60th Business Day following the commencement of a Qualified Offer within the meaning of Rule 14d-2(a) under the Exchange Act. Any Special Meeting Notice must be delivered to the registered agent of the Company at the registered office of the Company and must set forth as to the Eligible Shareholders executing the request (i) the name and address of such shareholders, as they appear on the Company’s register of members, (ii) the number of Shares of the Company that are owned of record by each of such shareholders, (iii) the number of Shares of the Company that have been Beneficially Owned continuously for at least three (3) years as of the date provided in Section 5.1(c)(2) above and (iv) in the case of Shares Beneficially Owned by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Notice only after obtaining instructions to do so from such Beneficial Owner. The Board of Directors shall set a date for determining the shareholders of record entitled to notice of and to vote at the Special Meeting in accordance with the Company’s memorandum and articles of association and applicable law. Subject to the requirements of applicable law, the Board of Directors may take a position in favor of or opposed to the adoption of the Redemption Resolution, or no position with respect to the Redemption Resolution, as it determines to be appropriate in the exercise of its duties. At the offeror’s request, the Company shall include in any proxy soliciting material prepared by it in connection with the Special Meeting proxy soliciting material submitted by the offeror; provided, however, that the offeror, by written agreement with the Company contained in or delivered with such request, shall have indemnified the Company against any and all liabilities resulting from any statements found to be defamatory, misstatements, misleading statements or omissions contained in or omitted from the offeror’s proxy soliciting materials and have agreed to pay the Company’s incremental costs incurred as a result of including such material in the Company’s proxy soliciting material. Notwithstanding anything to the contrary contained in this Agreement, if the Board of Directors determines that it is in the best interests of shareholders to seek an alternative transaction so as to obtain greater value for shareholders than that provided by any Qualified Offer, the Company shall be entitled to include information relating to such alternative transaction in the proxy soliciting material prepared by it in connection with the Special Meeting. If no Person has become an Acquiring Person prior to the redemption date referred to in this Section 5.1(c), and the Qualified Offer continues to be a Qualified Offer and either (A) the Special Meeting is not held on or prior to the 90th Business Day following receipt of the Special Meeting Notice, or (B) at the Special Meeting, the holders of at least a majority of the Shares issued and entitled to vote as of the record date for the Special Meeting, not giving effect to any affirmative votes cast by the offeror or any of its Affiliates or Associates, shall vote in favor of the Redemption Resolution (and the results of the vote are certified as official by the appointed inspectors of election for the Special Meeting), then all of the Rights shall be deemed redeemed by such failure to hold the Special Meeting or as a result of such shareholder action, as the case may be, at the Redemption Price, or the Board of Directors shall take such other action as would prevent the existence of the Rights from interfering with the consummation of the Qualified Offer, effective immediately prior to the consummation of the Qualified Offer, if, and only if, the Qualified Offer is consummated within 60 days after either (x) the close of business on the 90th Business Day following receipt of the Special Meeting Notice if a Special Meeting is not held on or prior to such date or (y) the date on which the results of the vote on the Redemption Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be. Nothing in this subparagraph (c) shall be construed as limiting or prohibiting the Company or any offeror from proposing or engaging in any acquisition, disposition or other transfer of any securities of the Company, any merger or consolidation involving the Company, any sale or other transfer of assets of the Company, any liquidation, dissolution or winding-up of the Company, or any other business combination or other transaction, or any other action by the Company or such offeror; provided, however, that the holders of Rights shall have the rights set forth in this Agreement with respect to any such acquisition, disposition, transfer, merger, consolidation, sale, liquidation, dissolution, winding-up, business combination, transaction or action.”

4.

Continuing Effect. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. The Rights Agreement, as modified by this Amendment, will remain in full force and effect. Upon the execution and delivery of this Amendment by the parties hereto as of the date first above written, the Rights Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Rights Agreement, and this Amendment and the Rights Agreement shall be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action taken under the Rights Agreement.

5.

Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

6.

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts entered into, made within, and to be performed entirely within such state without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the state of Delaware; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such state.

7.

Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the date first above written.

NAM TAI PROPERTY INC.

By:	/s/ Yu Chunhua
	Name:	Yu Chunhua
	Title:	Interim Chief Executive Officer
and Director

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Rachel Fisher
	Name:	Rachel Fisher
	Title:	Sr Contract Negotiation Specialist

SIGNATURE PAGE TO

SECOND AMENDMENT TO THE RIGHTS AGREEMENT